EXHIBIT 99.1

CONTACT: Gar Jackson Director of Investor Relations (714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR REPORTS 20 PERCENT INCREASE IN
THIRD QUARTER NET INCOME, EARNINGS PER SHARE
INCREASE 23 PERCENT
     ANAHEIM, CA/November 10, 2005 -— Pacific Sunwear of California, Inc. (NASDAQ:PSUN) today reported that net income for the third quarter of fiscal 2005 increased 20 percent to $40.5 million, compared to $33.7 million for the third quarter of fiscal 2004. Total sales for the third quarter (13 weeks) ended October 29, 2005 were $377.5 million, an increase of 13.6 percent over total sales of $332.4 million for the third quarter (13 weeks) ended October 30, 2004. Earnings per diluted share increased 23 percent to $0.54 compared to $0.44 per diluted share for the third quarter of fiscal 2004. Same-store sales increased 4.6 percent for the comparable thirteen-week period ended October 29, 2005.
     “I am very pleased with our performance in the third quarter,” commented Seth Johnson, Chief Executive Officer. “Our 20 percent increase in net income reflects both an improving comp store sales trend and an increase in gross margin. Although we must be cautious about the overall retail environment, I believe we are positioned to achieve strong results for the balance of the year.”
     Net income for the first three quarters of fiscal 2005 increased 20 percent to $79.2 million, compared to $66.2 million for the first three quarters of fiscal 2004. Earnings per diluted share increased 22 percent to $1.04 compared to $0.85 per diluted share for the first three quarters of fiscal 2004. Total sales for the first three quarters (thirty-nine weeks) of fiscal 2005 were $966.5 million, an increase of 13.7 percent over total sales of $850.1 million for the same period of fiscal 2004. Same-store sales increased 3.7 percent during this period.
     The Company is comfortable with earnings per share estimates for the fourth quarter of 2005 in the range of $0.62 to $0.63 per diluted share. This represents a 19 to 21 percent increase over last year’s fourth quarter earnings of $0.52 per share.
Stock Repurchase Program
     During the third fiscal quarter of 2005, the Company repurchased a total of 1,028,100 shares of its common stock at an average price of $23.11. These repurchases occurred under the $100.0 million share repurchase authorization approved by the Company’s board of directors on May 12, 2005. Year to date for fiscal 2005 the Company repurchased 1,935,600 shares of its common stock at an average price of $22.60. At the end of the third quarter $71.8 million remains available for future repurchases.
3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000

About Pacific Sunwear of California, Inc.
     The Company, operating under two distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of October 29, 2005, the Company operated 798 PacSun stores, 93 PacSun Outlet stores and 193 d.e.m.o. stores for a total of 1,084 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com and merchandise carried at d.e.m.o. stores can be found at www.demostores.com.
     The Company will be hosting a conference call today at 1:30 pm Pacific Time. A telephonic replay of the conference call will be available beginning approximately two hours following the call for one week and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; pass code: 1752024. For those unable to listen to the live Web broadcast on the Company’s investor relations website www.pacsun.com, or utilize the call-in replay, an archived version will be available on the Company’s investor relations Web site through midnight, November 10, 2006.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The Company is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in forward-looking statements of the Company herein. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance (often, but not always through the use of words or phrases such as “will result,” “expects to,” “will continue,” “anticipates,” “plans,” “intends,” “estimated,” “projects” and “outlook”) are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Such uncertainties include, among others, the following factors: our new concept is untested and may not be profitable or successful; we could experience delays in the time frame for introducing the new concept; changes in consumer demands and preferences, higher than estimated costs of goods sold or selling, general and administrative costs, competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise; fluctuations in comparable store net sales results; expansion and management of growth; reliance on key personnel; dependence on single distribution facility; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations or expansions; reliance on foreign sources of production; credit facility financial covenants and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended January 29, 2005 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any of these forward-looking statements to reflect events or circumstances that occur after the statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
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3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SUMMARY STATEMENTS OF INCOME
(unaudited, in thousands except share and per share data)

	Third Quarter Ended		Nine Months Ended
	OCT. 29,	OCT. 30,	OCT. 29,	OCT. 30,
	2005	2004	2005	2004
Net sales	$377,491	$332,422	$966,540	$850,086
Gross margin	144,439	124,534	352,145	305,377
Selling, G&A expenses	80,905	70,684	228,618	200,140

Operating income	63,534	53,850	123,527	105,237
Interest income, net	1,566	404	3,831	1,176

Income before taxes	65,100	54,254	127,358	106,413
Income tax expense	24,616	20,515	48,155	40,238

Net income	$40,484	$33,739	$79,203	$66,175

Net income per share, basic	$0.54	$0.45	$1.06	$0.87

Net income per share, diluted	$0.54	$0.44	$1.04	$0.85

Wtd avg shares outstanding, basic	74,531,489	74,415,403	74,983,286	76,298,445

Wtd avg shares outstanding, diluted	75,337,910	75,919,451	76,003,452	77,996,056

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	OCT. 29,	JAN. 29,	OCT. 30,
	2005	2005	2004
ASSETS
Current assets:
Cash & cash equivalents	$46,701	$64,308	$27,951
Short-term investments	74,311	79,223	56,573
Inventories	243,465	175,081	201,010
Other current assets	40,932	34,206	38,230

Total current assets	405,409	352,818	323,764
Property and equipment, net	343,854	304,222	302,562
Other long-term assets	23,836	20,738	19,222

Total assets	$773,099	$677,778	$645,548

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$105,338	$87,781	$106,934
Income taxes payable	11,615	5,993	11,993
Current portion of long-term debt and capital leases	635	1,536	1,762

Total current liabilities	117,588	95,310	120,689
Deferred lease incentives	80,850	67,683	67,447
Deferred rent	28,103	26,826	26,696
Other long-term liabilities	32,066	29,925	24,632

Total liabilities	258,607	219,744	239,464
Total shareholder’s equity	514,492	458,034	406,084

Total liabilities and shareholders’ equity	$773,099	$677,778	$645,548

3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	FOR THE NINE MONTHS ENDED
	OCT. 29, 2005	OCT. 30, 2004
Cash flows from operating activities:
Net income	$79,203	$66,175
Depreciation & amortization	46,782	37,413
Loss on disposal of property and equipment	126	3,257
Tax benefits related to exercise of stock options	6,895	4,429
Changes in operating assets and liabilities:
Inventories	(68,734)	(53,259)
Accounts payable and accrued expenses	12,511	15,364
Income taxes and deferred income taxes	5,622	(3,026)
Deferred lease incentives	12,786	10,451
Other assets and liabilities	(7,897)	(8,998)

Net cash provided by operating activities	87,294	71,806
Cash flows from investing activities:
Purchases of short-term investments	(623,963)	(934,449)
Maturities of short-term investments	628,875	944,111
Capital expenditures	(77,815)	(62,949)

Net cash used in investing activities	(72,903)	(53,287)
Cash flows from financing activities:
Repurchases of common stock	(43,739)	(109,502)
Proceeds from exercise of stock options	12,957	10,779
Repayments under long-term debt and capital leases	(1,216)	(1,485)

Net cash used in financing activities	(31,998)	(100,208)

Net decrease in cash and cash equivalents	(17,607)	(81,689)
Cash and cash equivalents, beginning of period	64,308	109,640

Cash and cash equivalents, end of period	$46,701	$27,951

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	OCT. 29,	OCT. 30,
	2005	2004
Stores open at beginning of fiscal year	990	877
Stores opened during first nine months	104	105
Stores closed during first nine months	(10)	(5)

Stores open at end of third quarter	1,084	977
PacSun stores	798	734
Outlet stores	93	84
d.e.m.o. stores	193	159

Total stores	1,084	977
Total square footage at end of period (in 000’s)	3,828	3,391
3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000